Exhibit 10.21
Summary of Non-Employee Director Compensation Program
For fiscal 2009, non-employee directors other than the Chairman of the Board were entitled to receive the following:
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An annual cash retainer of $50,000 (based on service from the 2008 annual stockholders’ meeting to the 2009 annual stockholders’ meeting). The Chair of each committee other than the Executive Committee was entitled to an additional annual cash retainer of $25,000.

•	Meeting fees of $1,500 for each Board meeting attended and each Committee meeting attended at which attendance was required.
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An annual grant of 1,800 shares of ConAgra Foods common stock and options to acquire 9,000 shares of ConAgra Foods common stock (in each case, based on service from the 2008 annual stockholders’ meeting to the 2009 annual stockholders’ meeting). All options have an exercise price equal to the closing market price of our common stock on the date of grant, a ten-year term and vested six months from the date of grant.

     Non-employee directors other than the Chairman who served less than the full 12-month period between stockholders’ meetings received a pro-rated retainer, pro-rated stock award and pro-rated option award, in each case, based on actual months of service. Non-employee directors are precluded from selling any of their shares (including shares underlying options) in the market until they cease to be a director.
    In lieu of the elements described above, the Chairman’s pay for service from the 2008 annual stockholders’ meeting to the 2009 annual stockholders’ meeting was $500,000, payable entirely in options to acquire shares of ConAgra Foods common stock. The options have an exercise price equal to the closing market price of our common stock on the date of grant (September 25, 2008, the date of the 2008 annual stockholders’ meeting), a ten-year term and vested six months from the date of grant. The number of options issued was based on the Black-Scholes value of the option on the date of grant consistent with our accounting expense methodology. Our Chairman cannot sell the shares underlying the options in the market until he ceases to be a director.
    In addition to the cash payments and equity awards described above, all non-employee directors were entitled to participate in the following programs:
•   A medical plan, with the cost of the premium borne entirely by the director;
•   A matching gifts program, under which ConAgra Foods matches up to $2,000 of a director’s charitable donations per calendar year;
•   A non-qualified deferred compensation plan, through which non-employee directors can defer receipt of their cash or stock compensation. This program does not provide above-market earnings (as defined by SEC rules); and
•   For directors elected to the Board prior to 2003, the Directors’ Charitable Award Program (which was discontinued in 2003). Participating directors nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. ConAgra Foods maintains insurance on the lives of these directors to fund the program.